AMENDMENT TO SECURITIES LENDING AUTHORIZATION AGREEMENT

AMENDMENT TO SECURITIES LENDING AUTHORIZATION AGREEMENT (“Amendment”) is made effective as of the 27 day of July, 2018 (the “Effective Date”), by and between Oppenheimer ETF Trust (f/k/a Oppenheimer Revenue Weighted ETF Trust) (“Client”), on behalf of its series listed on Exhibit A hereto, as amended, separately and not jointly (each a “Lender” and collectively the “Lenders”) and The Bank of New York Mellon (“Bank”).

WHEREAS, Client and Bank have entered into a certain Securities Lending Authorization Agreement dated as of May 23, 2012 (as amended, modified or supplemented from time to time, the “Agreement”);

WHEREAS, Oppenheimer Revenue Weighted ETF Trust is now known as Oppenheimer ETF Trust; and

WHEREAS, Client and Bank desire to amend the Agreement in certain respects as hereinafter provided:

NOW, THEREFORE, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.       The Agreement is hereby amended by deleting Exhibit A therefrom in its entirety and substituting in lieu thereof a new Exhibit A identical to that which is attached hereto as Attachment 1.

2.       Except as expressly amended hereby, all of the provisions of the Agreement shall continue in full force and effect; and are hereby ratified and confirmed in all respects. Upon the effectiveness of this Amendment, all references in the Agreement to “this Agreement” (and all indirect references such as “herein”, “hereby”, “hereunder” and “hereof”) shall be deemed to refer to the Agreement as amended by this Amendment.

3.       This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

THE BANK OF NEW YORK MELLON By: /s/ Todd Levy _ Name: Todd Levy_____ _ Title: Director, Securities Finance _	Oppenheimer ETF Trust, on behalf of its Series listed on Exhibit A hereto By: /s/ Taylor V. Edwards Name: Taylor V. Edwards Title: Assistant Secretary
By: /s/ Maria B. Fox _ Name: Maria B. Fox _ Title: Managing Director, Securities Finance

ATTACHMENT 1

TO AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT
which Amendment is made and effective as of July 27, 2018

EXHIBIT A

Lenders	Tax ID
Oppenheimer S&P 500 Revenue ETF	39-2064010
Oppenheimer S&P MidCap 400 Revenue ETF	39-2064008
Oppenheimer S&P SmallCap 600 Revenue ETF	39-2064009
Oppenheimer S&P Financials Revenue ETF	26-3117463
Oppenheimer S&P Ultra Dividend Revenue ETF	46-2980007
Oppenheimer ESG Revenue ETF	81-3492794
Oppenheimer Global ESG Revenue ETF	81-3480754
Oppenheimer Emerging Markets Revenue ETF	46-2984739
Oppenheimer Global Revenue ETF	81-5010075
Oppenheimer International Revenue ETF	81-4969331
Oppenheimer Russell 1000 Low Volatility Factor ETF	82-2701797
Oppenheimer Russell 1000 Momentum Factor ETF	82-2716323
Oppenheimer Russell 1000 Quality Factor ETF	82-2732571
Oppenheimer Russell 1000 Size Factor ETF	82-2740997
Oppenheimer Russell 1000 Value Factor ETF	82-2759921
Oppenheimer Russell 1000 Yield Factor ETF	82-2768498
Oppenheimer Russell 1000 Dynamic Multifactor ETF	82-2791387
Oppenheimer Russell 2000 Dynamic Multifactor ETF	82-2794856
Oppenheimer Emerging Markets Ultra Dividend Revenue ETF	82-2237734
Oppenheimer International Ultra Dividend Revenue ETF	82-2271542